Exhibit 99.1

Arconic Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights

  Revenue of $3.7 billion, up 3% year over year; organic revenue1 up 10% year over year
  Net loss of $121 million, or $0.27 per share, mainly driven by non-cash asset impairments of $357 million, versus net income of $120 million, or $0.24 per share, in the second quarter 2018
  Net income excluding special items of $269 million, or $0.58 per share, versus $185 million, or $0.37 per share, in the second quarter 2018
  Operating loss of $81 million, versus operating income of $324 million in the second quarter 2018
  Operating income excluding special items of $484 million, up 27% year over year
  Operating income margin excluding special items up 240 basis points year over year
  Cash balance of $1.4 billion, improved $38 million sequentially

2019 Guidance* Updated

  Revenue unchanged at $14.3-$14.6 billion
  Increased the midpoint of Earnings Per Share Excluding Special Items by 10%; increased the range from $1.75-$1.90 to $1.95-$2.05
  Increased Adjusted Free Cash Flow to $700-$800 million
  Added guidance for EBITDA Excluding Special Items at $2.25-$2.35 billion

Key Announcements

  Increased annual cost reduction commitment to approximately $260 million on a run-rate basis.
  Increased 2019 cost reduction commitment to approximately $140 million in year.
  Repurchased an additional $200 million of common stock following the $700 million of common stock repurchased earlier in the year; $600 million remains authorized for share repurchases.
  Portfolio separation remains on track for completion in the second quarter 2020. The names of the two companies will be Howmet Aerospace Inc. and Arconic Corporation. Identities of Remain Co. and Spin Co. to be announced in third quarter 2019 earnings release.
  Recorded a pre-tax $428 million non-cash impairment charge related to the disks business within Engineered Products and Solutions.

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* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Updated Full Year 2019 Guidance” below.

PITTSBURGH--(BUSINESS WIRE)--August 2, 2019--Arconic Inc. (NYSE: ARNC) today reported second quarter 2019 results, for which the Company reported revenues of $3.7 billion, up 3% year over year. Organic revenue1 was up 10% year over year on strong volumes across all segments and all key markets, as well as favorable pricing in Engineered Products and Solutions and Global Rolled Products.

Arconic reported a net loss of $121 million, or $0.27 per share, in the second quarter 2019 versus net income of $120 million, or $0.24 per share, in the second quarter 2018. Net income excluding special items was $269 million, or $0.58 per share, in the second quarter 2019, versus $185 million, or $0.37 per share, in the second quarter 2018. Special items in the second quarter 2019 were $390 million, principally related to charges associated with non-cash asset impairments of $357 million, cost reduction initiatives, environmental remediation related to Grasse River, and separation costs, partially offset by discrete and special tax items.

Second quarter 2019 operating loss was $81 million, versus operating income of $324 million in the second quarter 2018. Operating income excluding special items was $484 million, up 27% year over year, as higher volumes, favorable product pricing, favorable aluminum prices, and net cost reductions more than offset operational challenges in aluminum extrusions and the continued costs associated with the transition of Tennessee’s North American packaging business to more profitable industrial products.

Arconic Chairman and Chief Executive Officer John Plant said, “In the second quarter 2019, the Arconic team delivered improved quarterly revenue, adjusted operating income, adjusted operating income margin, and adjusted earnings per share on both a year-over-year and sequential basis. Arconic’s second quarter 2019 RONA improved by 450 basis points year over year and 340 basis points from the first quarter 2019. We expect this positive year-over-year trend to continue in the third quarter. Based on our first half performance and our outlook for the remainder of 2019, we are increasing our full-year adjusted earnings per share and adjusted free cash flow guidance for the second time in 2019.”

Arconic ended the second quarter 2019 with cash on hand of $1.4 billion. Cash provided from operations was $106 million; cash used for financing activities totaled $201 million, reflecting the impact of the accelerated share repurchase program of $200 million; and cash provided from investing activities was $129 million. Adjusted Free Cash Flow for the quarter was $227 million.

Second Quarter 2019 Segment Performance

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.6 billion, an increase of 6% year over year. Organic revenue1 was up 8%, driven by aerospace engine and defense growth. Segment operating profit was $286 million, up $62 million or 28% year over year, driven by net cost reductions, favorable pricing, and volume increases, partially offset by mix. Segment operating margin was 18.3%, up 310 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.6 billion, relatively flat year over year. Organic revenue1 was up 11%. Segment operating profit was $145 million, up $34 million or 31% year over year, driven by favorable pricing in industrial and commercial transportation; volume growth in aerospace, automotive, and commercial transportation; favorable aluminum prices; and net cost reductions. These impacts were partially offset by operational challenges in aluminum extrusions and continued costs associated with the transition of Tennessee’s North American packaging business to more profitable industrial products. Segment operating margin was 9.2%, up 210 basis points year over year.

Transportation and Construction Solutions (TCS)

TCS reported revenue of $548 million, a decrease of 2% year over year. Organic revenue1 was up 3%. Segment operating profit was $107 million, up $10 million or 10% year over year, driven by net cost reductions and growth in commercial transportation and building and construction. Segment operating margin was 19.5%, up 220 basis points year over year.

Updated Full Year 2019 Guidance*

Arconic is adjusting its full year 2019 guidance:

	Previous (1Q 2019)	Updated (2Q 2019)
Revenue	$14.3-$14.6 billion	$14.3-$14.6 billion
Earnings Per Share Excluding Special Items*	$1.75-$1.90	$1.95-$2.05
EBITDA Excluding Special Items*	n/a	$2.25-$2.35 billion
Adjusted Free Cash Flow*	$650-$750 million	$700-$800 million

Arconic expects third quarter 2019 Earnings Per Share Excluding Special Items to be in a range of $0.47 to $0.53.

* All guidance excludes Separation impacts. Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures, such as earnings per share excluding special items, EBITDA excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Commitments to Cost Reduction

The Company has increased the annualized cost reduction commitment to save approximately $260 million on a run-rate basis, versus its $230 million commitment that was provided during its first quarter 2019 earnings announcement. The Company expects to capture approximately $140 million of savings in 2019, versus its $120 million commitment that was provided during its first quarter 2019 earnings announcement.

Share Buyback of $900 Million is Complete

The share buyback of $700 million of common stock announced on February 19, 2019 was completed on April 29, 2019. The share buyback of $200 million of common stock announced on May 2, 2019 was completed on June 12, 2019. In total, Arconic repurchased approximately 45.4 million shares at a weighted average price of approximately $19.80 per share. Six hundred million dollars remains authorized for share repurchases. Total shares outstanding as of July 30, 2019 were approximately 440 million.

Portfolio Separation Remains on Track

The Company continues to target the initial filing of a Form 10 in the fourth quarter 2019 and the completion of the Separation in the second quarter 2020. The entity that will comprise Global Rolled Products (rolled aluminum products and aluminum extrusions) and building and construction systems will be named Arconic Corporation. The entity that will comprise Engineered Products and Solutions (engine components, fastening systems, and engineered structures) and forged aluminum wheels will be named Howmet Aerospace Inc. The Company intends to announce the identities of Remain Co. and Spin Co. in its third quarter 2019 earnings release.

Non-Cash Asset Impairment

As part of Arconic’s five-year planning activity, the Company continues to review its asset base to assess future cash flows. This review resulted in Arconic recording a pre-tax $428 million non-cash impairment charge in the second quarter 2019 related to its disks business within Engineered Products and Solutions.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on August 2, 2019, to present second quarter 2019 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors”; presentation materials will be available at approximately 8:00 AM Eastern Time on August 2.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, defense, automotive, industrials, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions, including share repurchases, which may be subject to market conditions, legal requirements and other considerations; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainties regarding the planned separation, including whether it will be completed pursuant to the targeted timing, asset perimeters, and other anticipated terms, if at all; (b) the impact of the separation on the businesses of Arconic; (c) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Arconic’s resources, systems, procedures and controls, disruption of its ongoing business, and diversion of management’s attention from other business concerns; (d) deterioration in global economic and financial market conditions generally; (e) unfavorable changes in the markets served by Arconic; (f) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (g) competition from new product offerings, disruptive technologies or other developments; (h) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (i) manufacturing difficulties or other issues that impact product performance, quality or safety; (j) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (k) the impact of potential cyber attacks and information technology or data security breaches; (l) the loss of significant customers or adverse changes in customers’ business or financial conditions; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (p) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its completed phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)
	Quarter ended
	June 30, 2019	March 31, 2019	June 30, 2018
Sales	$3,691	$3,541	$3,573

Cost of goods sold (exclusive of expenses below)	2,939	2,818	2,903
Selling, general administrative, and other expenses	178	178	158
Research and development expenses	17	22	29
Provision for depreciation and amortization	139	137	144
Restructuring and other charges(1)	499	12	15
Operating (loss) income	(81)	374	324

Interest expense	85	85	89
Other expense, net	29	32	41

(Loss) income before income taxes	(195)	257	194
(Benefit) provision for income taxes	(74)	70	74

Net (loss) income	$(121)	$187	$120

(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(2)(3):
(Loss) earnings per share	$(0.27)	$0.40	$0.25
Average number of shares(3)(4)	445,298,284	470,798,121	482,854,550

Diluted(2)(3):
(Loss) earnings per share	$(0.27)	$0.39	$0.24
Average number of shares(3)(4)	445,298,284	489,059,798	501,960,573
(1)	Restructuring and other charges for the quarter ended June 30, 2019 primarily included an impairment of a long-lived asset group of $428, layoff costs of $30, and other exit costs of $41.
(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarter ended March 31, 2019 need to be subtracted from Net income.
(3)

For the quarter ended June 30, 2019, the diluted average number of shares does not include any share equivalents (19 million) related to outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)) as their effect was anti-dilutive. For the quarters ended March 31, 2019 and June 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (18 million and 19 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI).

(4)	Basic and diluted average number of shares for the quarters ended June 30, 2019 and March 31, 2019 reflect the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)
	Six months ended
	June 30, 2019	June 30, 2018
Sales	$7,232	$7,018

Cost of goods sold (exclusive of expenses below)	5,757	5,671
Selling, general administrative, and other expenses	356	330
Research and development expenses	39	52
Provision for depreciation and amortization	276	286
Restructuring and other charges(1)	511	22
Operating income	293	657

Interest expense(2)	170	203
Other expense, net	61	61

Income before income taxes	62	393
(Benefit) provision for income taxes	(4)	130

Net income	$66	$263

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(3)(4):
Earnings per share	$0.14	$0.54
Average number of shares(4)(5)	458,005,369	482,622,069

Diluted(3)(4):
Earnings per share	$0.14	$0.53
Average number of shares(4)(5)	462,099,059	502,452,369

Common stock outstanding at the end of the period(5)	440,087,693	482,891,826
(1)

Restructuring and other charges for the six months ended June 30, 2019 primarily included an impairment of a long-lived asset group of $428, layoff costs of $95, and other exit costs of $46, partially offset by a credit of $58 related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries.

(2)	Interest expense for the six months ended June 30, 2018 included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.
(3)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the six months ended June 30, 2019 and June 30, 2018 need to be subtracted from Net income.

(4)

For the six months ended June 30, 2019, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (4 million) associated with outstanding employee stock options and awards. For the six months ended June 30, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (20 million) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI).

(5)

Basic and diluted average number of shares and Common stock outstanding at the end of the period for the six months ended June 30, 2019 reflect the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,357	$2,277
Receivables from customers, less allowances of $4 in 2019 and 2018	1,155	1,047
Other receivables	640	451
Inventories	2,606	2,492
Prepaid expenses and other current assets	260	314
Total current assets	6,018	6,581

Properties, plants, and equipment, net(1)(2)	5,517	5,704
Goodwill	4,500	4,500
Deferred income taxes	568	573
Intangibles, net(2)	686	919
Other noncurrent assets(1)(2)	624	416
Total assets	$17,913	$18,693

Liabilities
Current liabilities:
Accounts payable, trade	$2,095	$2,129
Accrued compensation and retirement costs	384	370
Taxes, including income taxes	116	118
Accrued interest payable	113	113
Other current liabilities(1)	479	356
Short-term debt	434	434
Total current liabilities	3,621	3,520
Long-term debt, less amount due within one year	5,901	5,896
Accrued pension benefits	2,079	2,230
Accrued other postretirement benefits	641	723
Other noncurrent liabilities and deferred credits(1)	805	739
Total liabilities	13,047	13,108

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock(3)	440	483
Additional capital(3)	7,484	8,319
Accumulated deficit(1)	(256)	(358)
Accumulated other comprehensive loss	(2,869)	(2,926)
Total Arconic shareholders’ equity	4,854	5,573
Noncontrolling interests	12	12
Total equity	4,866	5,585
Total liabilities and equity	$17,913	$18,693
(1)

Effective January 1, 2019, Arconic adopted the new accounting standard for leases that resulted in the Company recording operating lease right-of-use assets and lease liabilities of approximately $320. Also, the Company reclassified cash proceeds of $119 from Other noncurrent liabilities and deferred credits, assets of $24 from Properties, plants, and equipment, net, and a deferred tax asset of $22 from Other noncurrent assets to Accumulated deficit reflecting the cumulative effect of an accounting change related to the deferred gain resulting from the sale-leaseback of the Texarkana, Texas cast house in October of 2018. The adoption of the standard had no impact on the Statement of Consolidated Operations or Statement of Consolidated Cash Flows.

(2)

In the second quarter of 2019, the Company recorded an impairment charge of $428 related to a long-lived asset group. The impairment charge impacted properties, plant and equipment; intangible assets; and certain other noncurrent assets by $198, $197 and $33, respectively.

(3)	Reflects the impact of the accelerated share repurchase programs of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)
	Six months ended June 30,
	2019	2018
Operating activities
Net income	$66	$263
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	276	286
Deferred income taxes	(78)	47
Restructuring and other charges	511	22
Net loss from investing activities—asset sales	4	5
Net periodic pension benefit cost	58	71
Stock-based compensation	27	29
Other	14	50
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(743)	(709)
(Increase) in inventories	(117)	(220)
Decrease in prepaid expenses and other current assets	18	8
(Decrease) increase in accounts payable, trade	(29)	218
(Decrease) in accrued expenses	(46)	(84)
Increase in taxes, including income taxes	41	37
Pension contributions	(140)	(237)
(Increase) in noncurrent assets	(5)	(4)
(Decrease) in noncurrent liabilities	(9)	(42)
Cash used for operations	(152)	(260)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	—	5
Additions to debt (original maturities greater than three months)	226	300
Payments on debt (original maturities greater than three months)	(226)	(801)
Premiums paid on early redemption of debt	—	(17)
Proceeds from exercise of employee stock options	11	13
Dividends paid to shareholders	(39)	(60)
Repurchases of common stock(1)	(900)	—
Other	(14)	(17)
Cash used for financing activities	(942)	(577)

Investing Activities
Capital expenditures	(304)	(288)
Proceeds from the sale of assets and businesses	12	5
Sales of investments	47	9
Cash receipts from sold receivables	417	420
Other	(1)	—
Cash provided from investing activities	171	146

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(2)
Net change in cash, cash equivalents and restricted cash	(922)	(693)
Cash, cash equivalents and restricted cash at beginning of period	2,282	2,153
Cash, cash equivalents and restricted cash at end of period	$1,360	$1,460
(1)

For the six months ended June 30, 2019, Arconic repurchased 45,451,404 shares of its common stock for $900 through multiple accelerated share repurchase agreements with JPMorgan Chase Bank pursuant to the share repurchase programs previously authorized by its Board of Directors.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)
	1Q18	2Q18	3Q18	4Q18	2018	1Q19	2Q19
Engineered Products and Solutions:
Third-party sales	$1,426	$1,474	$1,445	$1,487	$5,832	$1,502	$1,565
Segment operating profit	$209	$224	$235	$216	$884	$253	$286
Segment operating profit margin	14.7%	15.2%	16.3%	14.5%	15.2%	16.8%	18.3%
Provision for depreciation and amortization	$65	$65	$65	$64	$259	$64	$62
Restructuring and other charges	$1	$8	$16	$46	$71	$14	$442

Global Rolled Products:
Third-party sales	$1,481	$1,573	$1,547	$1,487	$6,088	$1,503	$1,577
Intersegment sales	$57	$61	$44	$45	$207	$55	$55
Segment operating profit(1)	$124	$111	$77	$81	$393	$107	$145
Segment operating profit margin	8.4%	7.1%	5.0%	5.4%	6.5%	7.1%	9.2%
Provision for depreciation and amortization	$56	$59	$56	$64	$235	$54	$54
Restructuring and other charges	$(1)	$2	$2	$(159)	$(156)	$6	$2
Third-party aluminum shipments (kmt)	322	330	330	319	1,301	331	367

Transportation and Construction Solutions:
Third-party sales	$537	$562	$530	$497	$2,126	$535	$548
Segment operating profit	$67	$97	$77	$63	$304	$87	$107
Segment operating profit margin	12.5%	17.3%	14.5%	12.7%	14.3%	16.3%	19.5%
Provision for depreciation and amortization	$13	$12	$12	$13	$50	$13	$13
Restructuring and other charges	$—	$—	$—	$1	$1	$9	$25

Reconciliation of Total segment operating profit to Consolidated income before income taxes:
Total segment operating profit	$400	$432	$389	$360	$1,581	$447	$538
Unallocated amounts:
Restructuring and other charges	(7)	(15)	2	11	(9)	(12)	(499)
Corporate expense(2)	(60)	(93)	(46)	(48)	(247)	(61)	(120)
Consolidated operating income (loss)	333	324	345	323	1,325	374	(81)
Interest expense(3)	(114)	(89)	(88)	(87)	(378)	(85)	(85)
Other expense, net	(20)	(41)	(8)	(10)	(79)	(32)	(29)
Consolidated income (loss) before income taxes	$199	$194	$249	$226	$868	$257	$(195)
In the first quarter of 2019, the Company transferred its aluminum extrusions operations from the Arconic Engineered Structures business unit within the Engineered Products and Solutions segment to the Global Rolled Products segment. Prior period financial information has been recast to conform to current year presentation. Segment performance under Arconic’s management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. Arconic’s definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges. Segment operating profit includes the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities. Differences between certain segment totals and consolidated Arconic are in Corporate.
(1)	For the quarter ended June 30, 2018, Segment operating profit for the Global Rolled Products segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.
(2)

For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions. For the quarter ended June 30, 2019, Corporate expense included $25 of costs associated with ongoing environmental remediation, $16 of costs associated with the planned separation of Arconic, $9 of costs associated with negotiation of the collective bargaining agreement with the United Steelworkers (USW); $9 impairment of assets of the energy business; and $4 of costs related to a fire at a fasteners plant.

(3)	For the quarter ended March 31, 2018, Interest expense included $19 related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net (loss) income	$(121)	$187	$120	$66	$263
Diluted (loss) earnings per share (EPS)	$(0.27)	$0.39	$0.24	$0.14	$0.53

Special items:
Restructuring and other charges	499	12	15	511	22
Discrete tax items(1)	(36)	1	21	(35)	23
Other special items(2)	41	12	42	53	67
Tax impact(3)	(114)	(4)	(13)	(118)	(21)

Net income excluding Special items	$269	$208	$185	$477	$354

Diluted EPS excluding Special items	$0.58	$0.43	$0.37	$1.01	$0.71

Average number of shares - diluted EPS excluding Special items(4)	463,970,027	489,059,798	501,960,573	476,600,574	502,452,369
Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.
(1)	Discrete tax items for each period included the following:
•

for the quarter ended June 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25), a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($12), and a net charge for a number of small items ($1);

• for the quarter ended March 31, 2019, a charge for a number of small items ($1);
•

for the quarter ended June 30, 2018, charges resulting from the Company’s then ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related to an increase in the provisional estimate of the one-time transition tax ($18) and Alternative Minimum Tax (AMT) credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3);

•

for the six months ended June 30, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($25), a benefit for foreign tax rate changes ($12), and a net charge for a number of small items ($2); and

•

for the six months ended June 30, 2018, charges resulting from the Company’s then ongoing analysis of the U.S. Tax Cuts and Jobs Acts of 2017 related an increase in the provisional estimate of the one-time transition tax ($18) and AMT credits expected to be refunded upon filing the 2018 tax return that will result in no benefit under government sequestration ($3), and a charge for a number of small items ($2).

(2)	Other special items for each period included the following:
•

for the quarter ended June 30, 2019, a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($32), costs associated with ongoing environmental remediation ($25), costs associated with the planned separation of Arconic ($16), costs associated with negotiation of the collective bargaining agreement with the USW ($9), an impairment of assets of the energy business ($9), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($7), costs related to a fire at a fasteners plant ($4), and legal and other advisory costs related to Grenfell Tower ($3);

•

for the quarter ended March 31, 2019, strategy and portfolio review costs ($6), costs associated with the planned separation of Arconic ($3), legal and other advisory costs related to Grenfell Tower ($2), and a charge for a number of small tax items ($1);

•

for the quarter ended June 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38) and legal and other advisory costs related to Grenfell Tower ($4);

•

for the six months ended June 30, 2019, a favorable tax impact resulting from the difference between Arconic’s consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($33), costs associated with ongoing environmental remediation ($25), costs associated with the planned separation of Arconic ($19), costs associated with negotiation of the collective bargaining agreement with the USW ($9), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($9), an impairment of assets of the energy business ($9), strategy and portfolio review costs ($6), legal and other advisory costs related to Grenfell Tower ($5), and costs related to a fire at a fasteners plant ($4); and

•

for the six months ended June 30, 2018, costs related to settlements of certain customer claims primarily related to product introductions ($38), costs related to the early redemption of the Company’s then outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($9), and a charge for a number of small tax items ($1).

(3)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.

(4)

The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items. The average number of shares applicable to diluted EPS excluding Special items for 2019 included the impact of the accelerated share repurchase programs of the Company’s common stock.

Operational Tax Rate	Quarter ended June 30, 2019			Six months ended June 30, 2019
	As reported	Special items(1)	As adjusted	As reported	Special items(1)	As adjusted
(Loss) income before income taxes	$(195)	$565	$370	$62	$588	$650
(Benefit) provision for income taxes	(74)	175	101	(4)	177	173
Operational tax rate	37.9%		27.3%	(6.5)%		26.6%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.
Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended June 30,		Quarter ended March 31,		Six months ended June 30,
	2019	2018	2019	2018	2019	2018
Arconic
Sales – Arconic	$3,691	$3,573	$3,541	$3,445	$7,232	$7,018
Less:
Sales – Tennessee packaging	—	46	—	43	—	89
Sales – Eger forgings	—	9	—	10	—	19
Sales – Latin America extrusions	—	—	—	25	—	25
Aluminum price impact	(136)	n/a	(59)	n/a	(195)	n/a
Foreign currency impact	(35)	n/a	(55)	n/a	(90)	n/a
Arconic Organic revenue	$3,862	$3,518	$3,655	$3,367	$7,517	$6,885

Engineered Products and Solutions (EP&S)
Sales	$1,565	$1,474	$1,502	$1,426	$3,067	$2,900
Less:
Sales – Eger forgings	—	9	—	10	—	19
Aluminum price impact	(4)	n/a	(2)	n/a	(6)	n/a
Foreign currency impact	(11)	n/a	(13)	n/a	(24)	n/a
EP&S Organic revenue	$1,580	$1,465	$1,517	$1,416	$3,097	$2,881

Global Rolled Products (GRP)
Sales	$1,577	$1,573	$1,503	$1,481	$3,080	$3,054
Less:
Sales – Tennessee packaging	—	46	—	43	—	89
Aluminum price impact	(112)	n/a	(58)	n/a	(170)	n/a
Foreign currency impact	(11)	n/a	(26)	n/a	(37)	n/a
GRP Organic revenue	$1,700	$1,527	$1,587	$1,438	$3,287	$2,965

Transportation and Construction Solutions (TCS)
Sales	$548	$562	$535	$537	$1,083	$1,099
Less:
Sales – Latin America extrusions	—	—	—	25	—	25
Aluminum price impact	(20)	n/a	1	n/a	(19)	n/a
Foreign currency impact	(13)	n/a	(16)	n/a	(29)	n/a
TCS Organic revenue	$581	$562	$550	$512	$1,131	$1,074

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down of Arconic's North American packaging business at its Tennessee operations (completed in December 2018), the sale of the forgings business in Eger, Hungary (divested in December 2018), the sale of Latin America extrusions (divested in April 2018), and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods. The revenue from a small manufacturing facility that was divested in the second quarter of 2019 was not material and therefore is included in Organic revenue.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Cash provided from (used for) operations	$106	$(258)	$176	$(152)	$(260)
Cash receipts from sold receivables	257	160	284	417	420
Capital expenditures	(136)	(168)	(171)	(304)	(288)
Adjusted free cash flow	$227	$(266)	$289	$(39)	$(128)
There has been no change in the net cash funding in the sale of accounts receivable program in the second quarter of 2019. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Short-term debt	$434	$435	$434	$42	$45
Long-term debt, less amount due within one year	5,901	5,899	5,896	6,315	6,312
Total debt	$6,335	$6,334	$6,330	$6,357	$6,357
Less: Cash and cash equivalents	1,357	1,319	2,277	1,535	1,455
Net debt	$4,978	$5,015	$4,053	$4,822	$4,902

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating (loss) income	$(81)	$374	$324	$293	$657

Special items:
Restructuring and other charges	499	12	15	511	22
Costs associated with planned separation	16	3	—	19	—
Environmental remediation	25	—	—	25	—
Collective bargaining agreement negotiation	9	—	—	9	—
Impairment of energy business assets	9	—	—	9	—
Legal and other advisory costs related to Grenfell Tower	3	2	4	5	9
Strategy and portfolio review costs	—	6	—	6	—
Fasteners plant fire costs	4	—	—	4	—
Settlements of certain customer claims primarily related to product introductions	—	—	38	—	38

Operating income excluding Special items	$484	$397	$381	$881	$726

Sales	$3,691	$3,541	$3,573	$7,232	$7,018

Operating income margin, excluding Special items	13.1%	11.2%	10.7%	12.2%	10.3%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating (loss) income determined under GAAP as well as Operating income excluding Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Return on Net Assets (RONA)	Quarter ended		Quarter ended		Six months ended
	June 30,		March 31,		June 30,
	2019	2018	2019	2018	2019	2018
Net income	$(121)	$120	$187	$143	$66	$263
Special items(1)	390	65	21	26	411	91
Net income excluding Special items	269	185	208	169	477	354
Annualized net income excluding Special items	1,076	740	832	676	954	708

Net Assets:	June 30, 2019	June 30, 2018	March 31, 2019	March 31, 2018	June 30, 2019	June 30, 2018
Add: Receivables from customers, less allowances	$1,155	$1,159	$1,170	$1,179	$1,155	$1,159
Add: Deferred purchase program(2)	426	313	430	320	426	313
Add: Inventories	2,606	2,659	2,612	2,648	2,606	2,659
Less: Accounts payable, trade	2,095	2,024	2,193	1,874	2,095	2,024
Working capital	2,092	2,107	2,019	2,273	2,092	2,107
Properties, plants, and equipment, net (PP&E)	5,517	5,582	5,727	5,628	5,517	5,582
Net assets - total	$7,609	$7,689	$7,746	$7,901	$7,609	$7,689

RONA	14.1%	9.6%	10.7%	8.6%	12.5%	9.2%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.
(2)

The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

Contacts

Investor Contact
Paul T. Luther
(212) 836-2758
Paul.Luther@arconic.com

Media Contact
Esra Ozer
(412) 553-2666
Esra.Ozer@arconic.com